Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 Nos. 333-254174, 333-264911, 333-271848, and 333-276057) of Astria Therapeutics, Inc., and
2)

Registration Statement (Form S-8 Nos. 333-206394, 333-210229, 333-216793, 333-223721, 333-229643, 333-239114, 333-254151, 333-258633, 333-263459, and 333-273773) pertaining to the equity incentive plans of Astria Therapeutics, Inc.;

of our report dated March 4, 2024, with respect to the consolidated financial statements of Astria Therapeutics, Inc. included in this Annual Report (Form 10-K) of Astria Therapeutics, Inc. for the year ended December 31, 2023

/s/ Ernst & Young LLP

Boston, Massachusetts

March 4, 2024